Exhibit 10.1

FOURTH AMENDMENT TO SECOND AMENDED
AND RESTATED LOAN AND SECURITY AGREEMENT

This FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”), dated as of June 29, 2010, is entered into among Jazz Semiconductor, Inc., a Delaware corporation (“Jazz”), Newport Fab, LLC (d/b/a Jazz Semiconductor Operating Company), a Delaware limited liability company (“Operating Company” and together with Jazz, the “Borrowers” and each individually, a “Borrower”), Jazz Technologies, Inc., formerly known as Acquicor Technology Inc., a Delaware corporation (“Guarantor”), the lenders party to the “Loan Agreement” as defined below (each individually, a “Lender” and collectively, “Lenders”), and Wachovia Capital Finance Corporation (Western), a California corporation, in its capacity as agent for the Lenders (in such capacity, “Agent”).

RECITALS

A.           Borrowers, Guarantor, Agent, Lenders, and Wachovia Capital Markets, LCC, in its capacity as lead arranger, bookrunner and syndication agent, have previously entered into that certain Second Amended and Restated Loan and Security Agreement, dated as of September 19, 2008, as amended by the First Amendment to Second Amended and Restated Loan and Security Agreement, dated as of March 17, 2009, as further amended by the Second Amendment to Second Amended and Restated Loan and Security Agreement, dated as of July 16, 2009, and as further amended by the Third Amendment to Second Amended and Restated Loan and Security Agreement, dated as of April 21, 2010 (the “Loan Agreement”), pursuant to which Agent and Lenders have made certain loans and financial accommodations available to Borrowers.  Terms used herein without definition shall have the meanings ascribed to them in the Loan Agreement.

B.           Borrowers and Guarantor have requested that Agent and Lenders amend the Loan Agreement, which Agent and Lenders are willing to do pursuant to the terms and conditions set forth herein.

C.           Borrowers and Guarantor are entering into this Amendment with the understanding and agreement that, except as specifically provided herein, none of Agent’s or any Lender’s rights or remedies as set forth in the Loan Agreement is being waived or modified by the terms of this Amendment.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.           Amendment to Loan Agreement.

a.           The definition of “Account Sublimit” set forth in Section 1.2 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.2 “Accounts Sublimit” shall mean, at any time, the amount equal to $35,000,000, as reduced by any reduction thereof pursuant to Section 2.1(c) hereof.”

b.           The definition of “Applicable Margin” set forth in Section 1.10 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.10 “Applicable Margin” shall mean, at any time, with respect to any Prime Rate Loan or Eurodollar Rate Loan, the applicable rate per annum set forth below under the caption “Prime Spread” or “Eurodollar Spread”, as the case may be, based upon the Consolidated Fixed Charge Coverage Ratio of Parent Guarantor and its Subsidiaries during the four (4) fiscal quarters ending on the most recent determination date:

Level	Consolidated Fixed Charge Coverage Ratio (“CFCCR”)	Prime Spread	Eurodollar Spread
Tier I	CFCCR<1.10 to 1.0	1.0%	2.75%
Tier II	CFCCR>1.10 to 1.0 and <1.35 to 1.0	0.75%	2.50%
Tier III	CFCCR>1.35 to 1.0	0.50%	2.25%

provided, however, that, notwithstanding the foregoing, if the Excess Availability on the date on which the “Applicable Margin” would otherwise be adjusted pursuant to clause (b) below is less than $10,000,000, the “Applicable Margin” shall be the applicable rate per annum set forth above in Tier I.  For purposes of the foregoing, (a) the Applicable Margin shall be determined as of the end of each fiscal year or quarter of Parent Guarantor based upon the audited yearly or quarterly financial statements delivered pursuant to Section 9.6(a), and (b) each change in the Applicable Margin resulting from the Consolidated Fixed Charge Coverage Ratio of Parent Guarantor and its Subsidiaries shall be effective during the period commencing on and including the first day of the month immediately following the date of delivery to Agent of such financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Consolidated Fixed Charge Coverage Ratio shall be deemed to be in Tier I at the option of Agent or at the request of the Required Lenders if Parent Guarantor fails to deliver the audited yearly or quarterly financial statements required to be delivered by it pursuant to Section 9.6(a) hereof, during the period from the expiration of the time for delivery thereof until such financial statements are delivered.  If any such financial statements overstate the Consolidated Fixed Charge Coverage Ratio, and if as a result of such overstatement, the interest and fees charged hereunder are less than what would have been charged had such financial statements accurately stated the Consolidated Fixed Charge Coverage Ratio, then Borrowers shall be responsible for the difference between the interest and fees charged as result of such overstatement and what would have been charged had such financial statements accurately stated the Consolidated Fixed Charge Coverage Ratio, and shall pay the amount of such difference to Agent upon its demand therefor.”

c.           The definition of “Borrowing Base” set forth in Section 1.17 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.17  “Borrowing Base” shall mean, at any time, the sum of:

(a)           the amount equal to the lesser of:  (i) eighty-five (85%) of the Eligible Accounts of Borrowers, minus Reserves relating to Accounts, or (ii) the Accounts Sublimit; plus

(b)           the amount equal to the lesser of:  (i)(A) the product of (I) seventy percent (70%) times (II) the “net forced liquidation value” of the Eligible Equipment of Borrowers as defined in the most recent appraisal of Equipment then received by Agent in accordance with Section 7.4 hereof, minus (B) Reserves relating to Equipment, or (ii) the Equipment Sublimit; minus

(c)           $5,000,000; minus

(d)           Reserves other than those set forth in Sections 1.17(a) or (b) hereof and actually applied.”

d.           The definition of “Commitment” set forth in Section 1.28 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.28  “Commitment” shall mean, at any time, as to each Lender, the principal amount set forth below designated as the Commitment or on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 13.7 hereof, as the same may be adjusted from time to time in accordance with the terms hereof; sometimes being collectively referred to herein as “Commitments”:

Lender	Commitment
Wachovia Capital Finance Corporation (Western)	$45,000,000

e.           The definition of “Equipment Sublimit” set forth in Section 1.49 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.49 “Equipment Sublimit” shall mean (i) until the later to occur of (1) July 31, 2010, and (2) such time as Agent completes its due diligence with respect the Equipment, the results of which are satisfactory to Agent, $16,033,850.00, and (ii) at all times thereafter, the amount set forth on Schedule 1.49 with respect to the period set forth opposite such amount.”

Agent will endeavor in good faith to complete its due diligence with respect to the Equipment by July 31, 2010.

f.           Schedule 1.49 to the Loan Agreement is hereby amended and restated to read in its entirety to read as attached to this Amendment.

g.           The definition of “Maximum Credit” set forth in Section 1.94 of the Loan Agreement is hereby amended and restated in its entirety to read as follows:

“1.92 “Maximum Credit” shall mean the amount equal to $45,000,000, as reduced by any reduction thereof pursuant to Section 2.1(c) hereof.”

h.           Clauses (a) and (b) of Section 3.2 of the Loan Agreement are hereby amended and restated to read in their entirety as follows:

“(a)          Borrowers shall pay to Agent, for the account of Lenders, monthly, an unused line fee at a rate of .50% per annum, calculated upon the amount by which Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letters of Credit during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(b)           In the case of letters of credit, Borrowers shall pay to Agent, for the account of Lenders, a fee at a rate per annum equal to the then in effect “Eurodollar Spread” as determined in the definition of Applicable Margin on the average daily maximum amount available to be drawn under such Letters of Credit for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month, computed for each day from the date of issuance to the date of expiration; except that Borrowers shall pay, at Agent’s option, without notice, such fee at a rate two percent (2%) greater than the otherwise applicable rate on such average daily maximum amount for:  (i) the period from and after the date of termination hereof until Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against any Borrower or Guarantor) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing as determined by Agent.  Such letter of credit fees shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligations of Borrowers to pay such fee shall survive the termination of this Agreement.  In addition to the letter of credit fees provided above, Borrowers shall pay to the issuer of any Letter of Credit a fronting fee at a rate equal to one-eighth of one percent (0.125%) per annum on the undrawn face amount of such Letter of Credit, as well as the customary charges from time to time of such issuer with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit.”

i.           Section 6.3(d) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(d)           Notwithstanding the foregoing in this Section 6.3, Agent shall exercise control over the Blocked Accounts and shall be entitled to receive payments on and/or proceeds of Accounts only in the event that (i) Borrowers’ Excess Availability plus Qualified Cash shall be less than $10,000,000 or (ii) an Event of Default has occurred and is continuing.  Following any exercise of control by Agent over the Blocked Accounts pursuant to clause (i) of this Section 6.3(d), Agent shall relinquish control over the Blocked Accounts if at all times during a period thereafter of ninety (90) calendar days Borrowers’ Excess Availability plus Qualified Cash shall be equal to or greater than $10,000,000.”

j.           Section 7.4(g)(a) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(a) upon Agent’s request, Borrowers and Guarantors shall, at their expense, no more than (i) one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent written full appraisals as to the Equipment and (ii) one (1) time in any six (6) month period, but at any time or times as Agent may request on or after an Event of Default has occurred and is continuing, deliver or cause to be delivered to Agent desktop appraisals as to the Equipment, each such full and desktop appraisal to be in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and upon which Agent is expressly permitted to rely; without limiting in any way the foregoing in this clause (a), Agent, at its expense, shall have the right to have such an appraiser, at any time, perform such additional appraisals as to the Equipment;”

k.           Section 9.11(g) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(g)  Parent Guarantor may repurchase any of its Indebtedness arising under the Senior Notes; provided that at the time of such repurchase and after giving effect thereto, (A) no Default or Event of Default shall have occurred and be continuing, (B) Borrowers’ Excess Availability plus Qualified Cash shall not be less than $25,000,000 after giving effect to the purchase of the Senior Notes; and (C) Borrowers’ Excess Availability plus Qualified Cash shall be projected, to Agent’s reasonable satisfaction, to be $25,000,000 or more for 60 consecutive days following the consummation of such repurchase.”

l.           Section 9.18 of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“If the sum of Excess Availability plus Qualified Cash is at any time during any fiscal quarter (beginning with the fiscal quarter ending September 30, 2008) less than $10,000,000, Parent Guarantor and its Subsidiaries (other than any Excluded Subsidiaries) shall earn, on a consolidated basis and determined as of the last day of such fiscal quarter, Consolidated EBITDA of not less than $35,000,000 during the four (4) fiscal quarters then ended.”

m.           Section 9.22(f)(ii) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“(ii) a per diem charge at Agent’s then standard rate for Agent's examiners in the field and office (which rate as of the date hereof is $1,000.00 per person per day);”

n.           Section 13.1(a) of the Loan Agreement is hereby amended and restated to read in its entirety as follows:

“This Agreement and the other Financing Agreements shall continue in full force and effect for a term ending on the date September 19, 2014 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  Borrowers may terminate this Agreement at any time upon ten (10) Business Days' prior written notice to Agent (which notice shall be irrevocable); provided, that this Agreement and all other Financing Agreements must be terminated simultaneously.   In addition, Agent may terminate this Agreement at any time that an Event of Default has occurred and is continuing.  In addition, Agent may terminate this Agreement effective September 5, 2011 upon written notice to Borrowers if, on or before September 1, 2011, one of the following has not occurred: (i) all Senior Notes have had their maturity date extended beyond December 19, 2014, on terms and conditions satisfactory to Agent; (ii) all of the Senior Notes which are due prior to the Maturity Date have been paid in accordance with the terms of this Agreement; or (iii) Borrowers deposit into a deposit account under the sole control of Agent pursuant to a Deposit Account Control Agreement, an amount at least equal to the then current outstanding balance of the Senior Notes due prior to the Maturity Date as of the date of such deposit.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of Borrowers and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including reasonable attorneys' fees and expenses, in connection with any contingent Obligations that are known or ascertainable or that are likely to ripen, including issued and outstanding Letter of Credit Obligations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received final and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement.  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Obligations shall be in the amount equal to one hundred two percent (102%) of the amount of the Letter of Credit Obligations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of the Letters of Credit giving rise to such Letter of Credit Obligations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to Borrowers for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by Borrowers to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Pasadena, California time.”

o.           Section 13 of the Loan Agreement is hereby amended by inserting the following new clause (c):

“(c)           If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and Lenders’ lost profits as a result thereof, Borrowers agree to pay to Agent, for the pro rata benefit of the Lenders, upon the effective date of such termination, an early termination fee in the amount set forth below if such termination is effective in the period indicated:

Amount	Period
One percent (1.00%) of the Maximum Credit	From the date hereof to and including June 30, 2011
One-half percent (0.50%) of the Maximum Credit	From June 30, 2011 to and including June 30, 2012
Zero percent (0.00%) of the Maximum Credit	From June 30, 2012 to the Maturity Date

Such early termination fee shall be presumed to be the amount of damages sustained by Agent and Lenders as a result of such early termination and Borrowers agree that it is reasonable under the circumstances currently existing.  In addition, Agent and Lenders shall be entitled to such early termination fee upon the occurrence of any Event of Default described in Sections 10.1(g) and 10.(h) hereof, even if Agent and Lenders do not exercise their right to terminate this Agreement, but elects, at its option, to provide financing to Borrowers or permit the use of cash collateral under the United States Bankruptcy Code.  The early termination fee provided for in this Section 13.1 shall be deemed included in the Obligations.

2.           Effectiveness of this Amendment.  The effectiveness of this Amendment is subject to the satisfaction of each of the following conditions precedent:

a.           Appraisals.  Agent shall have received an updated written appraisal of the Equipment (i) in form, scope and methodology reasonably acceptable to Agent, (ii) from an appraiser reasonably acceptable to Agent, (iii) addressed to Agent and (iv) upon which Agent is expressly permitted to rely.

b.           Amendment.  Agent shall have received this Amendment, fully executed by Borrowers, Guarantor, Agent and Lenders in a sufficient number of counterparts for distribution to all parties.

c.           Accommodation Fee.  Agent shall have received, for the ratable benefit of Lenders, a non-refundable accommodation fee in the amount of $225,000, which fee is fully earned as of and due and payable on the date hereof.

d.           Representations and Warranties.  The representations and warranties set forth herein and in the Loan Agreement must be true and correct.

e.           Other Required Documentation.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall have been delivered or executed or recorded and shall be inform and substance satisfactory to Agent.

3.           Conditions Subsequent.

a.      Not later than December 31, 2010, Borrowers will maintain Wells Fargo Bank, N.A. as their principal depository bank, including for the maintenance of operating, administrative, cash management, collection activity, and other deposit accounts for the conduct of its business.

4.           Representations and Warranties.  Each Borrower and Guarantor represents and warrants as follows:

a.           Authority.  Each Borrower and Guarantor have the requisite company power and authority to execute and deliver this Amendment, and to perform its obligations hereunder and under the Financing Agreements (as amended or modified hereby) to which it is a party.  The execution, delivery and performance by each Borrower and Guarantor of this Amendment have been duly approved by all necessary company action and no other company proceedings are necessary to consummate such transactions.

b.           Enforceability.  This Amendment has been duly executed and delivered by each Borrower and Guarantor.  This Amendment and each Financing Agreement (as amended or modified hereby) are the legal, valid and binding obligation of each Borrower and Guarantor, enforceable against each Borrower and Guarantor in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or similar laws limiting creditors’ rights generally or by general equitable principles, and are in full force and effect.

c.           Representations and Warranties.  The representations and warranties contained in each Financing Agreement (other than any such representations or warranties that, by their terms, are specifically made as of a date other than the date hereof) are correct on and as of the date hereof as though made on and as of the date hereof.

d.           Due Execution.  The execution, delivery and performance of this Amendment are within the power of each Borrower and Guarantor, have been duly authorized by all necessary company action, have received all necessary governmental approval, if any, and do not contravene any law or any contractual restrictions binding on any Borrower or Guarantor.

e.           No Default.  No event has occurred and is continuing that constitutes an Event of Default.

5.           Choice of Law.  The validity of this Amendment, its construction, interpretation and enforcement, the rights of the parties hereunder, shall be determined in accordance with the internal laws of the State of California governing contracts only to be performed in that State.

6.           Counterparts.  This Amendment may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered, shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by telefacsimile shall be effective as delivery of a manually executed counterpart of this Amendment.

7.           Capitalized terms not express defined elsewhere in this Amendment have the meanings set forth in the Loan Agreement.

8.           Reference to and Effect on the Financing Agreements.

a.      Upon and after the effectiveness of this Amendment, each reference in the Loan Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Loan Agreement, and each reference in the other Financing Agreements to “the Loan Agreement”, “thereof”, or words of like import referring to the Loan Agreement, shall mean and be a reference to the Loan Agreement as modified and amended hereby.

b.      Except as specifically amended above, the Loan Agreement and all other Financing Agreements, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.

c.      The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of Agent or any Lender under any of the Financing Agreements, nor constitute a waiver of any provision of any of the Financing Agreements.

d.      To the extent that any terms and conditions in any of the Financing Agreements shall contradict or be in conflict with any terms or conditions of the Loan Agreement, after giving effect to this Amendment, such terms and conditions are hereby deemed modified or amended accordingly to reflect the terms and conditions of the Loan Agreement as modified or amended hereby.

9.             Estoppel.  To induce Agent and Lenders to enter into this Amendment and to induce Agent and Lenders to continue to make advances to Borrowers under the Loan Agreement, each Borrower and Guarantor hereby acknowledges and agrees that, after giving effect to this Amendment, as of the date hereof, there exists no Default or Event of Default and no right of offset, defense, counterclaim or objection in favor of any Borrower or Guarantor as against Agent or any Lender with respect to the Obligations.

10.           Integration.  This Amendment incorporates all negotiations of the parties hereto with respect to the subject matter hereof and is the final expression and agreement of the parties hereto with respect to the subject matter hereof.

11.           Severability.  In case any provision of this Amendment shall be invalid, illegal or unenforceable, such provision shall be severable from the remainder of this Amendment and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have entered into this Amendment as of the date first above written.

JAZZ SEMICONDUCTOR, INC.,
as a Borrower

By: /s/ SUSANNA BENNETT
Name: Susanna Bennett
Title: CFO and VP HR

NEWPORT FAB, LLC,
as a Borrower

By: /s/ SUSANNA BENNETT
Name: Susanna Bennett
Title: CFO and VP HR

JAZZ TECHNOLOGIES, INC.,
as a Guarantor

By: /s/ SUSANNA BENNETT
Name: Susanna Bennett
Title: CFO and VP HR

WACHOVIA CAPITAL FINANCE CORPORATION (WESTERN),
as Agent and a Lender

By: /s/ DENNIS KING
Name: Dennis King
Title: Vice President

SCHEDULE 1.49
TO
FOURTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

Equipment Sublimit

	Equipment Sublimit	Period

1.	$21,000,000.00	July 1, 2010 to September 30, 2010
2.	$20,500,000.00	October 1, 2010 to December 31, 2010
3.	$20,000,000.00	January 1, 2011 to March 31, 2011
4.	$19,500,000.00	April 1, 2011 to June 30, 2011
5.	$19,000,000.00	July 1, 2011 to September 30, 2011
6.	$18,500,000.00	October 1, 2012 to December 31, 2012
7.	$18,000,000.00	January 1, 2012 to March 31, 2012
8.	$17,500,000.00	April 1, 2012 to June 30, 2012
9.	$17,000,000.00	July 1, 2012 to September 30, 2012
10.	$16,500,000.00	October 1, 2012 to December 31, 2012
11.	$16,000,000.00	January 1, 2013 to March 31, 2013
12.	$15,500,000.00	April 1, 2013 to June 30, 2013
13.	$14,562,500.00	July 1, 2013 to September 30, 2013
14.	$13,625,000.00	October 1, 2013 to December 31, 2013
15.	$12,687,500.00	January 1, 2014 to March 31, 2014
16.	$11,750,000.00	April 1, 2014 to June 30, 2014
17.	$10,812,500.00	July 1, 2014 to Maturity Date